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                                                                     EXHIBIT 5.1

                                           PAUL, HASTINGS, JANOFSKY & WALKER LLP
                    695 Town Center Drive, 17th Floor, Costa Mesa, CA 92626-1924 telephone 714-668-6200 / facsimile 714-979-1921 / internet www.paulhastings.com


(PAUL HASTINGS LOGO)

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July 8, 2004                                                         36223.00002


Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626

Re: Commonwealth Energy Corporation 1999 Equity Incentive Plan, as Amended

Ladies and Gentlemen:

We have acted as counsel to Commerce Energy Group, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 6,999,400 shares of the Company's common stock, $0.001 par value per share, issued pursuant to the Commonwealth Energy Corporation 1999 Equity Incentive Plan, as amended (the "Plan") which the Corporation assumed in connection with reorganization which was undertaken to effect the reorganization of Commonwealth Energy Corporation ("Commonwealth") into a Delaware holding company structure whereby Commonwealth has become the wholly-owned subsidiary of the Company.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), and related prospectuses;

(ii) the amended and restated certificate of incorporation as presently in effect and certified by the Secretary of State of Delaware and amended and restated bylaws of the Company as presently in effect as certified by the Secretary of the Company (collectively, "the Charter Documents");

(iii) resolutions adopted by Commonwealth's board of directors, certified by the Secretary of Commonwealth authorizing and adopting the Plan and the forms of stock option agreement;

(iv) resolutions adopted by the Company's board of directors, certified by the Secretary of the Company, assuming the Plan and the form of stock option agreements;

(v) Agreement and Plan of Reorganization, by and among the Company, CEGI Acquisition Corp. and Commonwealth, dated July 1, 2004; and

(vi) the Plan, and the forms of stock option agreement under the Plan.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
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PAUL HASTINGS

      Commerce Energy Group, Inc.
      July 8, 2004
      Page 2

      In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

      Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

      Based on the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the 7,000,000 shares covered by said Registration Statement, when purchased and issued as described in the Registration Statement and in accordance with the terms of the Plan (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

      We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the General Corporation Law of the State of Delaware (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

      This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
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PAUL HASTINGS

      Commerce Energy Group, Inc.
      July 8, 2004
      Page 3


      We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
      Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      Respectfully submitted,

      /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP